EXHIBIT 99.1

American Updates Goliath Project Activity

Solberg 32-2 Well Tests At a Rate of Over 750 Barrels of Oil Equivalent Per day

DENVER, November 15, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) announced today that preliminary production testing has recently been completed on the Solberg 32-2 well, located within American’s approximate 87,000 gross acre Goliath project in Williams County, North Dakota. American owns a non-operated 11.9% working interest (a net revenue interest of approximately 9.5%) in the well which was drilled to a total depth of approximately 14,400 feet as an offset to a Red River formation discovery well that was drilled and is owned by another operator. The Solberg 32-2 well tested at a restricted flow rate of approximately 2.1 million cubic feet of natural gas and 408 barrels of condensate (light oil) per day at an average flowing tubing pressure of 2,500 psi on a 13/64ths choke. Additional potentially productive intervals within the Red River formation have not yet been tested, but could be tested and possibly produced at a later date. The Solberg 32-2 well is currently shut-in and waiting on completion of a nearby natural gas processing plant, which is expected to be operational by year-end.

American and other joint interest owners are currently acquiring additional seismic data by conducting a 10.5 square mile 3-D seismic program in the area around the Solberg 32-2 well. Data obtained from this seismic program will assist in the selection of additional Red River offset locations to the Solberg 32-2 well, and may identify additional Red River targets in this trend. American’s working interest in future wells will vary, and could be as high as 50%.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.